EXHIBIT 19

NEWS RELEASE
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                                                                        Contact:
                                                        William R. (Todd) Fowler
                                                             Frances W. Josephic
                                                                  (800) 988-4304


                    SECURITY CAPITAL ANNOUNCES SALE OF SHARES
                                 OF CARRAMERICA

CHICAGO (November 16, 2001) - Security Capital Group Incorporated (NYSE: SCZ) announced today that it has reached an agreement to sell 9.2 million shares of CarrAmerica Realty Corporation (NYSE: CRE) to CarrAmerica for $28.85 per share. Net proceeds from the sale are expected to be approximately $265.4 million. In addition, Security Capital will receive the declared third quarter dividend related to these shares on the scheduled payment date. Upon completion of the sale, Security Capital will own approximately 37.4%, or 19.4 million shares, of CarrAmerica. Security Capital has requested that CarrAmerica file a shelf registration statement for the remaining shares held by Security Capital.

Security Capital is an international real estate operating company. The company's current strategy is to own all or a high percentage of six real estate businesses that function as private operating divisions and to eliminate the discount to the underlying value of its assets. Security Capital currently has ownership positions in 11 real estate operating businesses with combined assets of $17.7 billion, as well as a capital management division with $2.4 billion of assets under management. The company plans to reposition or sell its investment in several of these businesses and focus its capital in those that hold one of the top two market positions in their specific niche and are able to create measurable brand value, as well as generate significant income from services and managed capital. The principal offices of Security Capital and its majority-owned affiliates are in Atlanta, Brussels, Chicago, El Paso, Houston, London, Luxembourg, New York and Santa Fe.

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THIS PRESS RELEASE CONTAINS CERTAIN STATEMENTS THAT ARE NEITHER REPORTED
FINANCIAL RESULTS NOR OTHER HISTORICAL INFORMATION. THESE STATEMENTS ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SAFE-HARBOR PROVISIONS OF THE U.S. FEDERAL SECURITIES LAWS. THESE STATEMENTS REFLECT THE CURRENT VIEWS OF SECURITY CAPITAL WITH RESPECT TO FUTURE EVENTS AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. BECAUSE THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, ACTUAL FUTURE RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY THE STATEMENTS. MANY OF THESE RISKS AND UNCERTAINTIES RELATE TO FACTORS THAT ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR ESTIMATE PRECISELY, SUCH AS FUTURE MARKET CONDITIONS, THE BEHAVIOR OF OTHER MARKET PARTICIPANTS, THE ACTIONS OF GOVERNMENTAL REGULATORS AND OTHER RISK FACTORS DETAILED IN SECURITY CAPITAL'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PRESS RELEASE.